Rule 424(B)(3)
                          Registration No. 33-33253
PRICING SUPPLEMENT NO. 39 DATED FEBRUARY 27, 1996
TO PROSPECTUS DATED APRIL 21,1995 AND PROSPECTUS SUPPLEMENT DATED APRIL 21,1995

                          THE QUAKER OATS COMPANY
                        MEDIUM TERM NOTES, SERIES D
                              (FIXED RATE)
____________________________________________________________________________
Principal Amount: $15,000,000            Issue Date: MARCH 1, 1996
Issue Price: 100%                  Stated Maturity: MARCH 2, 2026
Commission of Selling Agents: $112,500  Specified Currency: U.S. Dollars
Net Proceeds to Issuer: $14,887,500        Form:     _X_Global
Interest Rate: 7.44%                                 ___Certificated
Selling Agents: MORGAN STANLEY
Trade Date: FEBRUARY 27, 1996
____________________________________________________________________________

Interest Payment Dates:                        Amortizing Notes:
  _X__As specified in Prospectus Supplement    ____Yes
  ____Other (specify)________________          _X__No
Regular Record Date:                           Each payment of principal of,
  _X__As specified in Prospectus Supplement    and interest on, the Notes will
  ____Other (specify)________________          be made:  ____Quarterly
Original Issue Discount Note:                     ____Semiannually
  ____Yes _X__No
Original Issue Discount: __________%           Interest rate may be reset:
Yield to Maturity: _________%                   ____Yes _X__No
                                               Terms of reset:
Repurchase Price (for Discount Securities): Redemption Information:

Other Provisions:                          Repayment Information:

____________________________________________________________________________
The aggregate principal amount of this offering is U.S. $15,000,000 and relates only to Pricing Supplement No. 39. Medium-Term Notes, Series D, may be issued by the Company in the aggregate principal amount of up to U.S. $400,000,000 or the equivalent in foreign currencies or foreign currency units. To date, including this offering, an aggregate of U.S. $366,000,000 or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series D, have been issued.

____________________________________________________________________________

TYPE OF SALE:             IF PRINCIPAL TRANSACTION, REOFFERING AT:
__ __As Agent             ____varying prices related to prevailing
__X__As Principal         market prices at the time of resale
                          ____fixed public offering price
                          of ____100%________% of Principal Amount
____________________________________________________________________________

[Insert additional tax disclosure, if necessary]